UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
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Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a–12

SAMSON OIL & GAS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

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SAMSON OIL & GAS LIMITED

(ABN 25 009 069 005)

NOTICE OF ANNUAL GENERAL MEETING

EXPLANATORY MEMORANDUM

PROXY FORM

Date:	Thursday, 29 October 2015

Time:	11.00am AWST

Venue:	Level 1, AMP Building
140 St Georges Terrace
Perth, WA 6000

These documents should be read in their entirety. If shareholders are in doubt as to how they should vote, they should seek advice from their accountant, solicitor or other professional adviser prior to voting.

NOTICE OF ANNUAL GENERAL MEETING 29 OCTOBER 2015

SAMSON OIL & GAS LIMITED

(ABN 25 009 069 005)

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the annual general meeting of Samson Oil & Gas Limited will be held at Level 1, AMP Building 140 St Georges Terrace, Perth, Western Australia 6000 on Thursday, 29 October 2015 at 11.00am (Perth, Western Australia time).

AGENDA

ORDINARY BUSINESS

Financial Statements

To receive, consider and discuss the Company’s financial statements for the year ended 30

June 2015 and the reports of the directors and auditors on those statements.

Resolution 1- Re-election of Director

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“In accordance with Rule 3.6(a) of the Company's constitution, Mr Keith Skipper retires by rotation and, being eligible, offers himself for re-election”.

Resolution 2 – Adoption of Remuneration Report

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“That, for the purposes of section 250R(2) of the Corporations Act 2001 and for all other purposes, the Remuneration Report contained in the 2015 Annual Report which accompanied the notice convening this meeting be adopted by shareholders”.

Note:

In accordance with section 250R(2) of the Corporations Act 2001, this resolution is advisory only and does not bind the Directors or the Company.

Voting Prohibition Statement:

The Company will disregard any votes cast on Resolution 2 by or on behalf of any member of the Key Management Personnel, details of whose remuneration are included in the Remuneration Report, or any Closely Related Party of such a member.

Resolution 3 – Spill Resolution

Resolution 3 will be put to the meeting only if more than 25% of the votes are cast against Resolution 2.

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“That in accordance with section 250V of the Corporations Act and for all other purposes, a general meeting be held within 90 days (Spill Meeting) and all of the Directors of Samson Oil & Gas Limited, except for the managing director, cease to hold office immediately before the end of the Spill Meeting, and the resolutions to appoint persons to those offices be put at the Spill Meeting”

NOTICE OF ANNUAL GENERAL MEETING 29 OCTOBER 2015

Voting Prohibition Statement:

The Company will disregard any votes cast on Resolution 3 by or behalf of any member of Key Management Personnel, details of whose remuneration are included in the Remuneration Report, or any Closely Related Party of such a member.

The following matter is being put to a vote of shareholders to satisfy certain US legal, tax and regulatory requirements.

Resolution 4 – Advisory Vote on named Executive Officer Compensation

In accordance with the requirement of the U.S. Securities Exchange Act of 1934, the compensation paid to the Company’s “named executive officers”, as disclosed in the Annexure “A” to the explanatory memorandum that accompanied this notice, is hereby submitted to an advisory vote of shareholders, as follows:

“That the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s “named executive officers,” as disclosed in the U.S. Proxy Statement that accompanies this notice as Annexure “A”, including the “Compensation Discussion and Analysis,” compensation tables and narrative disclosure in the U.S. Proxy Statement.”

Note:

In accordance with Section 14(a) of the U.S. Securities Exchange Act of 1934, this resolution is advisory only and does not bind the Directors of the Company.

PROXIES

In accordance with section 249L of the Corporations Act 2001, members are advised that:

•	each member has a right to appoint a proxy;
•	the proxy need not be a member of the Company;
•	a member who is entitled to cast two or more votes may appoint two proxies and may specify the proportion or number of votes each proxy is appointed to exercise. If no proportion or number is specified, then in accordance with section 249X(3) of the Corporations Act 2001, each proxy may exercise one-half of the votes.

In accordance with section 250BA of the Corporations Act 2001, the Company specifies the following information for the purposes of receipt of proxy appointments:

Registered Office:	Level 16, AMP Building, 140 St Georges Terrace Perth WA 6000
Facsimile Number:	(08) 9220 9820 (international number: +61 8 9220 9820)
Postal Address:	PO Box 7654, Cloisters Square, Perth, WA 6850

Each member entitled to vote at the general meeting has the right to appoint a proxy to attend and vote at the meeting on his behalf. The member may specify the way in which the proxy is to vote on each resolution or may allow the proxy to vote at his discretion.

The instrument appointing the proxy must be received by the Company at the address specified above at least 48 hours before the time notified for the meeting (proxy forms can be lodged by facsimile).

NOTICE OF ANNUAL GENERAL MEETING 29 OCTOBER 2015

In accordance with regulation 7.11.38 of the Corporations Regulations 2001, the Company determines that shares held as at 11.00am on 27 October 2015 will be taken, for the purposes of the general meeting, to be held by the persons who held them at that time.

By Order of the Board

DENIS I RAKICH

Company Secretary

18 SEPTEMBER 2015

SAMSON OIL & GAS LIMITED

(ABN 25 009 069 005)

EXPLANATORY MEMORANDUM TO SHAREHOLDERS

1.	Introduction

This Explanatory Memorandum has been prepared for the information of shareholders of Samson Oil & Gas Limited in connection with the business to be transacted at the annual general meeting of the Company to be held on Thursday 29 October 2015.

At that meeting, shareholders will be asked to consider resolutions:

•	re-electing a director who retires by rotation
•	adopting the remuneration report; and
•	advisory vote to approve named executive officer compensation

In addition, if there is a 25% or greater negative vote on Resolution 2 (relating to the adoption of the Remuneration Report), shareholders will be asked to consider an additional resolution under the “two strikes” rule contained in the Corporations Act. Further information about this resolution is set out below.

The purpose of this Explanatory Memorandum is to provide information that the Board believes to be material to shareholders in deciding whether or not to pass those resolutions. The Explanatory Memorandum explains the resolutions and identifies the Board’s reasons for putting them to shareholders. It should be read in conjunction with the accompanying Notice of Meeting.

2.	Glossary

The following terms and abbreviations used in this Explanatory Memorandum have the following meanings:

AGM or General Meeting	The annual general meeting of the Company to be held on Thursday 29 October 2015.

ASIC	Australian Securities and Investments Commission.

ASX	ASX Limited (ACN 008 624 691), trading as the Australian Securities Exchange.

ASX Listing Rules or Listing Rules	The Official Listing Rules of the ASX, as amended from Rules time to time.

Board	The board of directors of the Company.

Constitution	The constitution of the Company.

Corporations Act	Corporations Act 2001 (Cth.).

Closely related party		Of a member of the Key Management Personnel means:
	(i)	a spouse or child of the member;
	(ii)	a child of the member’s spouse
	(iii)	a dependant of the member of the members spouse
	(iv)	anyone else who is one of the member’s family and may be expected to influence the member or be influenced by the member, in the member’s dealing with the entity;
	(v)	a company the member controls; or
	(vi)	a person prescribed by the Corporations Regulations 2001 (Cth.).

Director	A director of the Company.

EBIT DAX	Earnings before interest, tax, depreciation, amortisation and exploration expenditure.

Key Management Personnel	Has the same meaning as in the accounting standards and broadly includes those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, including any director (whether executive or otherwise) of the Company.

Notice of Meeting	The notice convening the General Meeting which accompanies this Explanatory Memorandum.

Option	An option to subscribe for a Share.

Remuneration Report	the annual remuneration report included in the Company’s annual report for the year ended 30 June 2015.

Samson or Company	Samson Oil & Gas Limited (ABN 25 009 069 005).

Samson Shares or Shares	Fully paid ordinary shares in the Company.

Shareholder	A registered holder of a Share.

Spill Meeting	The General Meeting described in Resolution 3.

3.	Resolution 1 – Re-election of Mr Keith Skipper as a Director

In accordance with ASX Listing Rule 14.4 and pursuant to Rule 3.6(a) of the Constitution, at each annual general meeting one-third of the Directors (excluding the Managing Director) must retire from office. Each Director so retiring is entitled to offer himself for re-election as a Director at the annual general meeting which coincides with his retirement.

Mr Keith Skipper will retire by rotation at the AGM and, being eligible, seeks re-election as a Director of the Company.

Mr. Skipper holds a B.Sc (Hons) degree in Geology from Reading University (United Kingdom) and a Master of Science from McMaster University (Canada).  He commenced his career with Amoco Canada Petroleum Limited in 1970.  Mr. Skipper’s experience includes ten years with Bridge Oil Ltd and several years with Pan Canadian Petroleum Limited (now part of Encana Corporation) and Antrim Energy Inc. in management and senior executive positions. He is a resident of Australia.

Mr Skipper is a member of the Audit Committee.

Mr Skipper was Chair of the Compensation Committee during the year ended 30 June 2015, he resigned as Chair effective 1 July 2015, however remains on the Compensation Committee.

Mr Skipper was appointed as a director of the Company on 15 September 2008.

4.	Resolution 2 – Adoption of Remuneration Report

The Corporations Act prescribes certain disclosure requirements for listed companies which include requiring that the directors of the company include a remuneration report in the company’s annual report. The Corporations Act also requires that the directors put a resolution to shareholders each year that the remuneration report be adopted.

The Remuneration Report is set out within the Company’s 2015 Annual Report.

The Remuneration Report:

•	outlines the Board’s policy for determining the nature and amount of remuneration for directors and executives of the Company;
•	discusses the relationship between the Board’s remuneration policy and the Company’s performance;
•	details and explains any performance condition applicable to the remuneration of a director or executive;
•	details the remuneration of each director (including options) and executive of the Company for the year; and
•	summarises the terms of any contract under which any director or executive is engaged, including the period of notice required to terminate the contract and any termination payments provided for under the contract.

The vote on the resolution is advisory only and does not bind the Directors or the Company, nor does it affect the remuneration already paid or payable to the Directors or the executives. The Chairman of the AGM will allow reasonable opportunity for shareholders to ask questions about, or comment on the Remuneration Report at the meeting.

Section 250R(4) of the Corporations Act prohibits any votes on this Resolution being cast by senior executives (or their associates) whose remuneration details are disclosed in the Remuneration Report. However, an exception to this prohibition exists to enable the Chairman to vote shareholders’ undirected proxy votes. In this regard, you should note that if you appoint the Chairman as your proxy and you indicate on the Proxy Form that you do not wish to specify how the Chairman should vote on resolution 2, the Chairman will cast your votes in favor of Resolution 2.

If you wish to appoint the Chairman as your proxy but do NOT want your votes cast in favor of resolution 2, you must indicate your voting intention by ticking the box marked either ‘against’ or ‘abstain’ opposite resolution 2 on the Proxy Form.

5.	Resolution 3 – Spill Resolution
Although voting on the adoption of the Remuneration Report in resolution 2 is for advisory purposes only, if at least 25% of the votes cast were against the adoption of the Remuneration Report at consecutive AGMs (each year’s vote being considered a Strike, then at the second consecutive AGM at which a Strike occurs (Second Strike), a resolution must be put to the Shareholders calling for an additional general meeting (Further Meeting) where each Director (excluding the Managing Director) is nominated for re-election (Spill Resolution). If the Spill Resolution is passed, then the Company is required to convene the Further Meeting within 90 days of the Spill Resolution.

More than 25% of the votes cast on the resolution to adopt the Remuneration Report at last year’s AGM were against that resolution (First Strike). Accordingly, following the Company’s First Strike, if 25% or more of the votes cast at this year’s AGM on Resolution 2 are against the adoption of the Remuneration Report, then the Company will receive its Second Strike and must put a Spill Resolution as an ordinary resolution to Shareholders.

Resolution 3 will be put to the meeting should the Spill Resolution be required.

Those shareholders who wish to support the current Board and intend to vote in favour of the resolution 2 for the adoption of the remuneration report should vote AGAINST resolution 3 the ‘Spill Resolution’, in case this resolution is required to be put to the shareholders.

6.	Resolution 4–Advisory Vote on “Named Executive Officer” Compensation

The advisory vote being put to shareholders is for US regulatory purposes only and is not a requirement of either the Corporations Act or the ASX Listing Rules. An explanation of the resolution is set out in Annexure "A".

7.	Action to be taken by Shareholders

Shareholders should read this Explanatory Memorandum carefully before deciding how to vote on the resolutions set out in the Notice of Meeting.

Attached to the Notice of Meeting is a proxy form for use by shareholders. All shareholders are invited and encouraged to attend the AGM or, if they are unable to attend in person, to complete, sign and return the proxy form to the Company in accordance with the instructions contained in the proxy form and the Notice of Meeting. Lodgement of a proxy form will not preclude a shareholder from attending and voting at the AGM in person.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

ANNEXURE “A”

SCHEDULE 14A PROXY STATEMENT

pursuant to the U.S. Securities Exchange Act of 1934

GENERAL INFORMATION

Proxy Solicitation

This proxy statement, in the form mandated by the U.S. Securities and Exchange Commission under United States securities laws (this “U.S. Proxy Statement”), is being furnished by the Board of Directors (the “Board”) of Samson Oil & Gas Limited, an Australian corporation (“we,” “us,” “Samson” or the “Company”), in connection with our solicitation of proxies for Samson’s annual general meeting of shareholders to be held at Level 1, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000 on October 29, 2015 at 11:00 am Western Australian Standard Time, and at any adjournments or postponements thereof (the “Annual General Meeting”). The information contained in this U.S. Proxy Statement supplements the information provided to holders of ordinary shares in the Notice of Annual General Meeting and the accompanying Explanatory Memorandum to Shareholders and proxy form.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding ordinary shares or American Depositary Shares (“ADSs”) representing ownership of ordinary shares on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our ordinary shares or ADSs.

This U.S. Proxy Statement and accompanying proxy materials are expected to be first sent to our ordinary shareholders on or about September 23, 2015, and are also available at http://www.samsonoilandgas.com.

Business of the Annual General Meeting

At the Annual General Meeting, shareholders will:

•	Receive, consider and discuss the Company’s financial statements for the year ended June 30, 2015 and the reports of the directors and auditors on those statements.
•	Be asked to consider resolutions to:

➢	Approve the re-election of director Mr. Keith Skipper;

➢	Approve the adoption of the Remuneration Report, which is attached as Exhibit A;

➢	If more than 25% of the votes are cast against the adoption of the Remuneration Report, to approve a “spill resolution” that would cause all of the non-executive directors of Samson to stand for re-election at a spill meeting to be held within 90 days of the Annual General Meeting; and

➢	To approve, on an advisory basis, named executive officer compensation.

The matters described in this U.S. Proxy Statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the Chairman of the Annual General Meeting, to vote on any other business that may properly come before the meeting.

Shareholders Entitled to Vote

October 29, 2015, has been fixed as the record date for the determination of holders of ordinary shares entitled to vote at the Annual General Meeting, however ordinary shareholders voting by proxy must return their proxy form to the Company at least 48 hours prior to the Annual General Meeting in order for their votes to be counted. Each ordinary share is entitled to one vote. Votes may not be cumulated.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

2,837,834,301 ordinary shares, no par value, were issued and outstanding as of September 16, 2015, of which 10,198,290 were held in the form of American Depositary Shares.

Under our constitution, the quorum for a meeting of holders of ordinary shares is two holders of ordinary shares.

Each ADS holder may vote the ordinary shares underlying their ADSs. ADS holders should read “Differences between ADS Holders and Ordinary Shareholders” directly below.

Differences between ADS Holders and Ordinary Shareholders

The Bank of New York Mellon, as depositary, executes and delivers ADSs on our behalf. We are requesting the depositary, which holds the ordinary shares underlying the ADSs, to seek our ADS holders’ instructions for the Annual General Meeting. As a result, ADS holders may instruct the depositary to vote the ordinary shares underlying their own ADSs. The depositary establishes the ADS record date. We have been informed by the depositary that it set the ADS record date for the Annual General Meeting as September 17, 2015.

Because we have asked the depositary to seek our ADS holders’ instructions, the depositary will notify our ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary then tries, as far as practicable, subject to Australian law and the terms of the depositary agreement, to vote the ordinary shares as our ADS holders instruct. The depositary does not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot guarantee that our ADS holders will receive this U.S. Proxy Statement and the other proxy materials in time to permit them to instruct the depositary to vote their shares. In addition, there may be other circumstances in which our ADS holders may not be able to exercise voting rights. Furthermore, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by withdrawing the ordinary shares. However, even though we are subject to U.S. domestic issuer proxy rules and announcements of our shareholder meetings are made by press release and filed with the SEC, our ADS holders may not know about the meeting enough in advance to withdraw their ordinary shares.

Our ADS holders are not required to be treated as holders of ordinary shares and do not have the rights of holders of ordinary shares. A deposit agreement among us, the depositary and our ADS holders sets out ADS holder rights as well as the rights and obligations of the depositary. New York State law governs the deposit agreement and the ADSs.

Differences between Holding Shares of Record and as a Beneficial Owner

If your ordinary shares are registered directly in your name with our transfer agent, Security Transfer Registrars Pty Ltd, you are considered, with respect to those shares, the shareholder of record, and we are sending this U.S. Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy form for you to use.

Most holders of ordinary shares hold their ordinary shares through a broker or other nominee rather than directly in their own name. If your ordinary shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of the ordinary shares even though they are held in “street name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are also invited to attend the Annual General Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

If you are an ADS holder and your ADSs are held in a brokerage account or by another nominee, this U.S. Proxy Statement and the other proxy materials are being forwarded to you together with a voting instruction card by your broker or nominee (who received the proxy materials from the depositary). As the beneficial owner of the ADSs, you have the right to direct the depositary how to vote and are also invited to attend the Annual General Meeting.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

Attending the Annual General Meeting

All holders of record of ordinary shares and all ADS holders as of the record date, or their duly appointed proxies, may attend the Annual General Meeting. If you are a beneficial owner of ordinary shares holding your shares through a broker or nominee (i.e., in street name) or you are an ADS holder, you may be asked to provide proof of your share ownership on the record date, such as a current account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or the depositary, or other similar evidence, in order to be admitted to the meeting.

Voting in Person at the Annual General Meeting

Ordinary shares held in your name as the shareholder of record may be voted in person at the Annual General Meeting. Ordinary shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual General Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting. ADS holders will not be able to vote in person at the Annual General Meeting unless they receive a proxy from the depositary (the sole record holder of ADSs). Instructions for obtaining a proxy from the depositary are included in the material that the depositary sends to ADS holders.

Voting Without Attending the Annual General Meeting

Whether you hold shares directly as an ordinary shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual General Meeting. Ordinary shareholders of record may complete and return the enclosed proxy form or may appoint another proxy to vote their shares, as described in the Notice of Annual General Meeting. Beneficial owners of ordinary shares and holders of ADSs may direct how your shares are voted without attending the Annual General Meeting by following the instructions in the voting instruction card provided by your broker, trustee, or depositary, as applicable.

Revocation of Proxies

Holders of ordinary shares can revoke their proxy at any time before it is voted at the Annual General Meeting by either:

•	Submitting another timely, later–dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary; or
•	Attending the Annual General Meeting and voting in person.

If your ordinary shares are held beneficially in street name or you are an ADS holder, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Absence of Appraisal Rights

We are incorporated under the laws of Australia and, accordingly, are subject to the Australian Corporations Act 2001. Under the Corporations Act 2001, our shareholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual General Meeting.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

RESOLUTIONS TO BE VOTED ON

Note: The exact text of each resolution is set forth in the Notice of Annual General Meeting: Agenda.

Resolution 1—Election of Director

The Board has nominated Mr. Keith Skipper to stand for re-election at the Annual General Meeting. Directors whose terms of office will not expire at the Annual General Meeting will continue in office for the remainder of their respective terms. Under our constitution, the number of directors on the Board is determined by a resolution of the Board, but will not be fewer than three directors.

In accordance with Rule 3.6(a) of our constitution, at each Annual General Meeting, one–third of the directors (excluding the managing director) must retire from office. Each director, assuming he or she is still eligible, is entitled to offer him or herself for re–election as a director at the Annual General Meeting which coincides with his or her retirement. The Board currently consists of four directors: Dr. Victor Rudenno, Mr. Keith Skipper, Dr. DeAnn Craig, and managing director Mr. Terence Barr. Mr. Eugene McColley resigned as a director on August 5, 2015 citing personal circumstances and other opportunities.

You may vote “For,” “Against” or “Abstain” on Resolution 1. Members of the Board are elected by a simple majority of votes cast on the ordinary resolution, either in person or by proxy. There is no minimum number of votes required to pass an ordinary resolution electing a director. Neither broker non–votes nor abstentions will affect the outcome of the resolution.

The Board (excluding Mr. Skipper) recommends a vote “FOR” the election of Mr. Keith Skipper to the Board.

Board of Directors

The following table sets forth certain information regarding the composition of the Board:

Name	Age	Position	Director Since	Current Term to Expire (Year Eligible for Reelection)
Nominees
Dr. DeAnn Craig	64	Director	2011	2016

Other Directors
Keith Skipper	68	Director	2008	2015
Dr. Victor Rudenno	64	Director	2007	2017
Terence Barr	66	Director	2005	N/A

Keith Skipper, 68, joined the Company as a director in September 2008. He is a seasoned global oil and gas executive, exploration geologist, and independent oil and gas producer. Following completion of his graduate work at McMaster University (Canada), where he specialized in sedimentology, his early career was developed at AMOCO (both in North American and abroad at international subsidiaries). He initially came to Australia in 1982 with Bridge Oil Ltd. and was a major contributor to Bridge’s growth, expanded portfolio and development through to the early 1990s. Mr. Skipper returned to Calgary, Alberta in 1992 as a Vice President for PanCanadian Petroleum International to help in the building of an international portfolio for PanCanadian (now part of EnCana). From 1998 to 2005 he was the Executive Vice President for Antrim Energy Inc. in Calgary, Alberta, Canada. From late 2005 to 2008 he was an advisor to Molopo Australia Limited, based in Sydney, Australia. Since 1998, he has been the sole owner and director of Petrosedex Energy International Inc., a private Alberta oil and gas company. Since 2008, he has been co-founder and Executive Director of Australia-based Petrosedex Pty Limited, a privately owned advisory and consulting company, which advises companies, financial and academic institutions on oil and gas matters. The Board has determined that Mr. Skipper is independent under NYSE MKT rules.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

Key Attributes, Experience and Skills: Mr. Skipper brings to the Board, among his other skills and qualifications, significant experience in the oil and natural gas industry that he gained while serving as a gas executive, exploration geologist, and independent oil and gas producer. In addition, he has significant experience helping private companies. In light of the foregoing, our Board has concluded that Mr. Skipper is well qualified to serve as a director of the Company.

Other Public Company Board Service: UIL Energy Limited (ASX: UIL), since November 2014.

Recent Past Public Company Board Service: Rawson Resource Limited (ASX: RAW) from May 2005 to December 2012; Red Sky Energy Limited from February 2007 to December 2009 (ASX: ROG); and Circumpacific Energy Corporation from January 2010 to November 2010 (TSX VENTURE:CER).

Dr. Victor Rudenno, 64, joined the Company as a director in April 2007. In 1984, Dr. Rudenno transitioned to the investment industry as a mining analyst working for firms such as James Capel, DBSM, and Prudential Bache. In 1995, he moved to the corporate side of investment banking and worked for a number of leading firms, including Macintosh Corporate, Deutsche Bank, Hartley Poynton, and CBIC. In 2002, Dr. Rudenno co–founded Equity Capital Markets Ltd., an investment bank specializing in corporate advice and capital raising, which merged with Interfinancial in 2005 and was subsequently acquired by Tolhurst Limited in 2007. Since April 2009, Dr. Rudenno has been the principal and Executive Director of Revaluate Pty Limited, a corporate advisory firm. Dr. Rudenno is also a Senior Fellow of the Financial Services Institute of Australia and a Fellow of the Australian Institute of Mining and Metallurgy. He holds a Bachelor of Mining Engineering degree, a Master of Commerce degree, and a Doctor of Philosophy for his thesis on mining economics. He is the author of the textbook, Mining Valuation Handbook. The Board has determined that Dr. Rudenno is independent under NYSE MKT rules.

Key Attributes, Experience and Skills: Dr. Rudenno brings to the Board, among his other skills and qualifications, significant experience in the investment banking and mining industries that he gained while serving as an executive for Equity Capital Markets Limited and Revaluate Pty Limited. In addition, Dr. Rudenno is also an expert on mining economics, as he earned a Doctor of Philosophy for his thesis on this subject and also authored a textbook on mining valuation. He was voted among the top three Australian energy analysts in 1994 by Business Review Weekly. In light of the foregoing, our Board has concluded that Dr. Rudenno is well–qualified to serve as a director of the Company.

Other Public Company Board Service: None.

Recent Past Public Company Board Service: Pilbara Minerals Limited (ASX: PLS) from August 2010 to May 2013.

Dr. DeAnn Craig, 64, joined the Company as a director in July 2011. Dr. Craig brings to the Board a wealth of experience from an exemplary career in the energy industry. During her career, Dr. Craig has been a drilling engineer, a reservoir engineer responsible for reserves determination and property valuation, and progressed to senior management positions in several companies, including Phillips Petroleum, now ConocoPhillips, and CNX Gas. Since February 2009, she has served on the Colorado Oil and Gas Conservation Commission and since January 2009, as an Adjunct Professor at the Colorado School of Mines. From April 2011 to January 2012, Dr. Craig was a consultant for Atlas Energy, L.P. From 2007 until 2009, Dr. Craig was Senior Vice President – Asset Assessment for CNX Gas Corporation, and from 2006 to 2007 Dr. Craig was Consultant for Chevron North American Exploration and Production (CNAEP). Dr. Craig is a graduate of the Colorado School of Mines, from which she holds several degrees, including a Bachelor of Science in Chemical and Petroleum Refining Engineers and a Bachelor of Science in Mineral Engineering Chemistry. She has also has a Master of Science in Mineral Economics, a Master of International Political Economy of Resources, a Master of Business Administration, and a Doctor of Philosophy. Dr. Craig is a registered, professional engineer in the State of Colorado. The Board has determined that Dr. Craig is independent under NYSE MKT rules.

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Key Attributes, Experience and Skills: Dr. Craig brings to the Board, among her other skills and qualifications, significant experience in the oil and gas industry that she gained while working as a drilling engineer, a reservoir engineer, and most recently, as a consultant. In addition, Dr. Craig is an expert in her field, as she has earned numerous degrees related to petroleum refining, mineral engineering, mineral economics, and international political economy, among other degrees. In light of the foregoing, our Board has concluded that Dr. Craig is well–qualified to serve as a director of the Company.

Other Public Company Board Service: Atlas Energy Group, LLC (NYSE: ATLS), formerly Atlas Resource Partners, L.P. (NYSE: ARP), since March 2012.

Recent Past Public Company Board Service: None.

Terence Barr, 66, was appointed Managing Director, Chief Executive Officer and President of the Company in January 2005. Mr. Barr is a petroleum geologist with over 40 years of experience, including 11 years with Santos. In recent years, he has specialized in tight gas exploration, drilling, and completion, and is considered an expert in this field. Prior to joining the Company, Mr. Barr was employed as Managing Director by Ausam Resources from 1999 to 2003 and was the owner of Barco Exploration from 2003 to 2005.

Key Attributes, Experience and Skills: Mr. Barr brings to the Board, among his other skills and qualifications, significant experience in the oil and natural gas industry that he gained while serving as an executive for the Company, Ausam Resources, and Barco Exploration. With over 40 years of experience, he is considered an expert in the oil and natural gas field. In light of the foregoing, our Board has concluded that Mr. Barr is well–qualified to serve as a director of the Company and as its Managing Director.

Other Public Company Board Service: None.

Recent Past Public Company Board Service: None.

Eugene McColley joined the Company as a director in 2013 and resigned on August 5, 2015, citing personal circumstances and other opportunities. Mr. McColley’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board has determined that Mr. McColley was independent under NYSE MKT rules at all times during his tenure on the Board.

Resolution 2—Adoption of Remuneration Report

We are asking our shareholders to approve, on an advisory basis per Australian rules, our Remuneration Report as set forth in our 2015 ASX Annual Report. That remuneration report was filed with the Australian Stock Exchange on September 16, 2015, was previously furnished on Form 8-K with the U.S. Securities Exchange Commission on September 17, 2015, and is attached to this U.S. Proxy Statement as Exhibit A. The Remuneration Report:

•	explains the Board’s policy for determining the nature and amount of remuneration of directors and senior executives (or executive officers) of the Company;
•	sets out remuneration details for each director and the four most highly remunerated senior executives of the Company;
•	details and explains any performance conditions applicable to the remuneration of directors and senior executives of the Company; and
•	provides an explanation of share–based compensation payments for each director and senior executive of the Company.

Shareholders will be asked to vote on the following ordinary resolution:

“That, for the purpose of section 250R(2) of the Corporations Act 2001 and for all other purposes, the Remuneration Report contained in the 2015 Annual Report which accompanied the notice convening this meeting be adopted by shareholders.”

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

The vote on the resolution is advisory only and does not bind the directors or the Company, nor does it affect the remuneration already paid or payable to the directors or the senior executives. The Chairman of the AGM will allow reasonable opportunity for shareholders to ask questions about, or comment on the Remuneration Report at the meeting. Shareholders should note that prices specified in the Remuneration Report are in Australian Dollars unless otherwise indicated.

Section 250R(4) of the Corporations Act prohibits any votes on this Resolution being cast by senior executives (or their associates) whose remuneration details are disclosed in the Remuneration Report. However, an exception to this prohibition exists to enable the Chairman to vote shareholders’ undirected proxy votes. In this regard, you should note that if you appoint the Chairman as your proxy and you indicate on the proxy form that you do not wish to specify how the Chairman should vote on resolution 2, the Chairman will cast your votes in favor of resolution 2. If you wish to appoint the Chairman as your proxy but do NOT want your votes cast in favor of resolution 2, you must indicate your voting intention by checking the box marked either ‘against’ or ‘abstain’ opposite resolution 2 on the proxy form.

Resolution 3—Spill Resolution

Resolution 3 will be put to the meeting only if more than 25% of the votes are cast against Resolution 2.

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“That, in accordance with section 250V of the Corporations Act and for all other purposes, a general meeting be held within 90 days (Spill Meeting) and all of the directors of Samson Oil & Gas Limited, except for the Managing Director, cease to hold office immediately before the end of the Spill Meeting, and resolutions to appoint persons to those offices be put at the Spill Meeting.”

Those shareholders who wish to support the current Board and intend to vote in favor of Resolution 2 for the adoption of the remuneration report should vote AGAINST Resolution 3 the ‘Spill Resolution’, in case this resolution is required to be put to shareholders.

Voting Prohibition Statement:

The Company will disregard any votes cast on Resolution 3 by or on behalf of any member of the Key Management Personnel, details of whose remuneration are included in the Remuneration Report, or any Closely Related Party of such a member.

The following additional matter is being put to a vote of shareholders for U.S. regulatory purposes.

Resolution 4—Advisory Vote on “Named Executive Officer” Compensation

In accordance with the requirements of the U.S. Securities Exchange Act of 1934, the compensation paid to the Company’s “named executive officers,” as disclosed in this Annexure “A” U.S. Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the “Executive Compensation” section of this U.S. Proxy Statement, is hereby submitted to an advisory vote of shareholders, as follows:

“That, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s “named executive officers,” as disclosed in this U.S. Proxy Statement including the “Compensation Discussion and Analysis,” compensation tables and narrative disclosure in this U.S. Proxy Statement.”

Our “named executive officers” are:

1. Terence M. Barr, Managing Director, Chief Executive Officer and President

2. Robyn Lamont, Chief Financial Officer

3. David Ninke, Vice President – Exploration

4. Denis Rakich, Secretary

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

Note:

In accordance with Section 14A of the U.S. Securities Exchange Act of 1934, this resolution is advisory only and does not bind the Directors of the Company. The Board will review the results of the votes and will take them into account in making a determination concerning named executive officer compensation.

You may vote “For,” “Against” or “Abstain” on the advisory vote. The advisory vote is passed by a simple majority of votes cast on the resolution, either in person or by proxy. There is no minimum number of votes required to pass the resolution. Neither broker non–votes nor abstentions will affect the outcome of the resolution.

The Board recommends a “FOR” vote on the advisory vote.

AUDIT COMMITTEE MATTERS

Audit Committee Pre–Approval Policy

The charter of the Audit Committee includes certain procedures regarding the pre–approval of all engagement letters and fees for all auditing services and permitted non–audit services performed by the independent auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”). Pre–approval authority may be delegated to an Audit Committee member or a subcommittee comprised of members of the Audit Committee, and any such member or subcommittee shall report any decisions to the full Audit Committee at its next scheduled meeting. All services were approved by the Audit Committee pursuant to its pre–approval policies as in effect as of the relevant times.

Representatives of the Company’s Australian auditor, RSM Bird Cameron (“RSM”), will be present at the Annual General Meeting and will be available to respond to appropriate questions. Representatives of the Company’s U.S. auditor, Hein & Associates LLP, are not expected to be present at the Annual General Meeting.

Fees Paid to Principal Accountants

	Fiscal Year Ended June 30,
	2015	2014
Audit fees	$320,000	$768,371
Audit–related fees	$0	$0
Tax fees	$0	$0
All other fees	$0	$0
Total	$320,000	$768,371

Our auditor for the year ended June 30, 2015 was Hein & Associates LLP and for the year ended June 30, 2014 was PricewaterhouseCoopers LLP.

Change in Certifying Accountant

As previously reported in a Form 8-K filed on September 22, 2014, the Company’s Audit Committee conducted a competitive process to determine the Company's independent registered public accounting firm for the fiscal year ended June 30, 2015. As a result of this process, on September 18, 2014, the Committee approved the engagement of Hein & Associates LLP (“Hein”) as the Company's independent registered public accounting firm for the fiscal year ended June 30, 2015. On the same date, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm, effective immediately.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

The report of PwC on the Company's financial statements for the fiscal year ended June 30, 2014, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for the fiscal year ended June 30, 2014, and in the subsequent interim period through September 18, 2014, there were no "disagreements" (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures any of which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their report.

There was a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal year ended June 30, 2014 and the subsequent interim period through September 18, 2014, related to the material weakness in the Company's internal control over financial reporting disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the “2014 Annual Report”). As disclosed in the 2014 Annual Report, the Company concluded that a material weakness existed as of June 30, 2014, in that the Company did not design and maintain effective controls over the completeness and accuracy of our accounting for asset retirement obligations. Specifically, there was a lack of precision in the review of accounting for the asset retirement obligation and the related accretion expenses. This control deficiency resulted in errors in the calculation of the asset retirement obligation inclusive of accretion expense. Additionally, this control deficiency could result in misstatements of the aforementioned accounts and disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, our management determined that this control deficiency constituted a material weakness as of June 30, 2014. Because of the material weakness, management concluded that the Company did not maintain effective internal control over financial reporting as of June 30, 2014 based on criteria in Internal Control—Integrated Framework (1992) issued by the COSO. Accordingly, the report of PwC on the Company's internal control over financial reporting as of June 30, 2014, which was included in the 2014 Annual Report, contained an adverse opinion thereon. The Audit Committee discussed the material weakness in its internal control over financial reporting with PwC and has authorized PwC to respond fully to the inquiries of Hein concerning such material weakness.

As discussed above, on September 18, 2014, the Committee engaged Hein as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2015. During the fiscal year ended June 30, 2014 and through September 18, 2014, neither the Company, nor anyone acting on its behalf, consulted Hein with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Hein concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, except as described in the last sentence of this paragraph; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), except as described in last sentence of this paragraph. During fiscal year ended June 30, 2014, the Company consulted with Hein on certain matters related to internal control over financial reporting, including the material weakness described above, and certain matters related to the Company’s calculation and presentation of its tax provision.

During the fiscal year ended June 30, 2015, subsequent to the appointment of Hein and the dismissal of PwC on September 18, 2014, there was no reportable event. The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (the “2015 Annual Report”), did not include a material weakness, and the Company’s management concluded that, based on its assessment, as of June 30, 2015, the Company’s internal control over financial reporting was effective.

Audit Committee Report

Our management is responsible for the preparation of our financial statements and our independent auditor, Hein & Associates LLP (“Hein”), is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States (“US GAAP”). The Audit Committee is responsible for, among other things, reviewing and selecting our independent auditor, reviewing our annual and interim financial statements and pre–approving all engagement letters and fees for auditing services.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

In the performance of its oversight function in connection with our financial statements as of and for the fiscal year ended June 30, 2015, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and Hein. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
•	Discussed with Hein the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;
•	Received the written disclosures and the letter from Hein regarding its communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed Hein’s independence with Hein; and
•	Reviewed and approved the services provided by Hein.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited financial statements be included in our Annual Report on Form 10–K for the fiscal year ended June 30, 2015, as filed with the Securities and Exchange Commission on September 15, 2015.

AUDIT COMMITTEE:*

Dr. Victor Rudenno

Mr. Keith Skipper

Dr. DeAnn Craig

* Mr. Eugene McColley resigned from the Board of Directors and the Audit Committee on August 5, 2015 and did not participate in the preparation of the Audit Committee report.

ORDINARY SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This section sets forth information regarding the beneficial ownership of our ordinary shares, including ordinary shares held by means of ADSs, by certain holders of our ordinary shares and by our executive officers and directors. Beneficial ownership has been determined in accordance with applicable SEC rules, pursuant to which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire voting or investment power within 60 days.

As of September 11, 2015, Samson had one beneficial owner of more than 5% of the Company’s ordinary shares, as set forth in the table below. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us.

	Ordinary Shares Beneficially Owned
Name	Amount of Ordinary Shares	Percent of Total Ordinary Shares
Robert E. Mead(1)	222,167,260	7.83%

(1)	Based on a Form 13G/A filing made by the shareholder on February 6, 2015, which listed the shareholder as owning 11,108,363 ADSs (prior to the change in the ADS exchange ratio). The shareholder’s address is 3653 Maplewood Ave., Dallas, TX 75205.

NOTICE OF ANNUAL GENERAL MEETING
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The following table sets forth information regarding beneficial ownership of our ordinary shares by our executive officers and directors as of September 11, 2015. Except as otherwise indicated, (i) the address of the persons listed below is c/o Samson Oil & Gas Limited, 1331 17th Street, Suite 710, Denver, CO 80202 and (ii) the persons listed below, to our knowledge, have sole voting and investment power with respect to all shares of ordinary shares shown as beneficially owned by them, subject to the application of community property laws where applicable. To the Company’s knowledge, none of the ordinary shares held by our executive officers and directors have been pledged as security as of that date. Beneficial ownership representing less than 1% is denoted with an asterisk.

	Ordinary Shares Beneficially Owned
Name	Amount of Ordinary Shares	Percent of Total Ordinary Shares
Terence Barr(1)	15,349,304	*
Robyn Lamont(2)	2,471,978	*
David Ninke(3)	2,112,400	*
Denis Rakich	-	*
Victor Rudenno(4)	6,434,346	*
Keith Skipper(5)	1,016,502	*
DeAnn Craig(6)	4,280,000	*

Directors and Current Executive Officers as a group (seven persons)	31,664,530	1.15%

(1)	Consists of 14,064,366 ordinary shares, 2,410 ADSs (482,000 ordinary shares), and currently exercisable warrants to purchase 802,938 ordinary shares.

(2)	Consists of 1,961,178 ordinary shares, 2,554 ADSs (510,800 ordinary shares).

(3)	Consists of 10,562 ADSs held free of restrictions (2,112,400 ordinary shares).

(4)	Consists of 5,892,105 ordinary shares, options currently exercisable to purchase 542,241 ordinary shares.

(5)	Consists of 936,502 ordinary shares and currently exercisable options to purchase 80,000 ordinary shares.

(6)	Consists of currently exercisable options to purchase 4,000,000 ordinary shares and 1,400 ADSs (280,000 ordinary shares).

EXECUTIVE COMPENSATION

Executive Officers of the Company

The following table sets forth certain information with respect to our executive officers as of June 30, 2015.

Name	Age	Position
Terence Barr	66	Chief Executive Officer
Robyn Lamont	37	Chief Financial Officer
David Ninke	44	Vice President – Exploration
Denis Rakich	62	Secretary

Terence Barr.  Mr. Barr was appointed President, Chief Executive Officer, and Managing Director of Samson on January 25, 2005.  Mr. Barr is a petroleum geologist with over 40 years of experience, including 11 years with Santos.  In recent years, Mr. Barr has specialized in tight gas exploration, drilling and completion.  Prior to joining Samson, Mr. Barr was employed as Managing Director by Ausam Resources from 1999 to 2003 and was the owner of Barco Exploration from 2003 to 2005.

Robyn Lamont. Ms. Lamont has served as Samson’s Chief Financial Officer since May 1, 2006, prior to which she served as its Financial Controller since 2002. Ms. Lamont graduated from the University of Western Australia in 1999 with a Bachelor of Commerce, majoring in Accounting and Finance. She worked for Arthur Andersen in Perth, Western Australia, for three years and qualified as a Chartered Accountant through the Institute of Chartered Accountants in Australia in 2001.

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David Ninke. Mr. David Ninke was appointed Vice President – Exploration of Samson Oil & Gas Limited in April 2008. He brings 20 years of geological and geophysical exploration experience in the following regions: Texas and Louisiana Gulf Coast, the Rockies, and the north slope of Alaska. From May 2002 to April 2008, Mr. Ninke served as a Senior Geologist/Geophysicist with Aspect Energy, LLC in Denver, Colorado, prior to which he worked with BP in Anchorage, Alaska and Killam Oil Co., Ltd. in San Antonio, Texas. He holds an undergraduate degree in geology from Wittenberg University and a graduate degree in geology from Bowling Green State University.

Denis Rakich, F.C.P.A. Mr. Rakich is an Australian certified public accountant and has been employed as Samson’s Secretary since June 18, 1998.  He has served as a corporate secretary for more than 20 years within the petroleum services, petroleum and mineral production and exploration industries, and currently serves as a Director and Company Secretary for Ausgold Ltd. (ASX: AUC), an Australian public company in the resources sector, and Fortune Minerals Limited, a public unlisted company. Mr. Rakich also served as the company secretary of Acap Resources (ASX: ACB) until his resignation on July 3, 2015. He is a member of the Australian Society of Accountants.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and objectives, what the compensation program is designed to reward, and the material elements of the compensation program for our named executive officers (“executive officers”). Our compensation committee is comprised of the three independent members of the Board: committee chairperson Keith Skipper, Dr. Victor Rudenno and Dr. DeAnn Craig. Mr. Eugene McColley resigned from the Board of Directors and the Compensation Committee on August 5, 2015 and did not participate in the preparation of the Compensation Discussion and Analysis.

Compensation Philosophy and Objectives

The Compensation Committee believes that:

•	executive interests should be aligned with shareholder interests;
•	executive compensation should be structured to provide appropriate incentive and reasonable reward for the contributions made and performance achieved; and
•	a competitive compensation package must be provided to attract, motivate, and retain experienced and talented executives.

Our executive compensation program is designed to align pay with both short–term and long–term Company performance. The intent of the program is to put a substantial portion of compensation at risk and tied to performance, and to reward unique or exceptional contributions to overall sustainable value creation for shareholders. The Compensation Committee’s intent is to maintain an executive compensation program that:

•	encourages growth in our oil and natural gas development and exploration, cash flow, balance sheet discipline, cost containment and achievement of production targets;
•	aligns executive and shareholder interests by creating an ongoing equity ownership position for executives;
•	attracts, motivates and retains superior executive talent over the long–term; and
•	provides compensation opportunities for high–performing executives.

The components of our executive compensation during the fiscal year ended June 30, 2015 are presented below and discussed in more detail later in this report:

•	a base salary that is competitive to the base salaries offered by other oil and gas exploration and production enterprises similar to our Company, the actual level of which is determined by individual performance, experience, and personal competencies;
•	discretionary annual cash incentive compensation for achieving targeted performance levels; and

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•	discretionary grants of ordinary share options to reward achievement of Company objectives, individual responsibility and productivity, and high quality work.

The Compensation Committee believes the total compensation of our executive officers should be comparable to companies of approximately our size in the same industry. In reaching compensation decisions, the Compensation Committee will not mechanically apply the above compensation components. Rather, careful consideration is given to the appropriate percentage mix of such components so that each of our executive officers is individually and appropriately incentivized. In addition, the Compensation Committee may approve case–specific compensation plans to accommodate individual circumstances or non–recurring situations, as appropriate.

Employment Agreements

We amended our employment agreements with each of our executive officers (except for Mr. Rakich, who does not have an employment agreement, and Mr. Barr, as described below) effective as of January 1, 2011, to provide that each executive officer will receive benefits if his or her employment is terminated (other than for cause) by our Company, by the executive officer’s death or disability, or in certain circumstances following a change in control. These arrangements reinforce and encourage our executive officers’ continued attention and dedication to their duties without the distraction arising from the possibility of a change in control of our Company and are intended to facilitate a smooth transition in the event of a change in control of our Company. In addition, these arrangements provide our executive officers with severance to help ease their financial transition from our Company. In accordance with Australian legal requirements, Mr. Barr’s amended employment agreement does not provide for any benefits payable upon a change in control. The details and amount of these benefits are described in the table below “—Potential Payments Upon Termination or Change in Control.”

On September 26, 2013, the Compensation Committee approved the renewal of the employment contracts of all four of its executive officers. Chief Executive Officer Terry Barr’s employment contract was renewed until December 31, 2015, and Chief Financial Officer Robyn Lamont and Vice President Exploration David Ninke’s employment contracts were renewed until December 31, 2016.

Setting Compensation

Management provides the Compensation Committee with summary compensation information to assist it in understanding the totality of our executive compensation and benefit programs. This information shows the total dollar value of an executive officer’s accumulated compensation and benefits. These summaries provide the Compensation Committee with important information useful in analyzing and understanding the design, operation, and effectiveness of our executive compensation programs.

The Compensation Committee approves the final determination of compensation for Mr. Barr, our Managing Director, President and Chief Executive Officer. Mr. Barr makes recommendations to the Compensation Committee with respect to the compensation of our other executive officers based on the individual performance of each executive. In making its determinations with respect to compensation of our Chief Executive Officer and other executive officers, the Compensation Committee reviews the summary compensation information for each executive officer and considers the executive officer’s base salary, potential payments under selected performance scenarios and termination of employment and change–in–control scenarios, as well as accumulated equity in our Company, all in light of peer group practices. The purpose of this process is to analyze the total amount of actual and projected compensation of our executive officers and to determine whether any one component of compensation should be changed. The Compensation Committee then considers whether the actual and projected compensation is aligned with its compensation philosophy and competitive market practices.

The Compensation Committee has determined that the compensation of our executive officers, both the total and its components, is generally consistent with the Compensation Committee’s expectations, philosophy, and current market practices.

The Compensation Committee has the authority to retain outside consultants to assist the Board in performing these responsibilities, however it did not do so during the fiscal year ended June 30, 2015.

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Elements of Compensation

There are three primary components of our executive compensation program: (1) base salary; (2) discretionary annual cash bonuses; and (3) discretionary grants of equity-based awards. Company perquisites are a minor element of our executive compensation program. Each element is described below.

Base Salary

The Compensation Committee believes that base salary is a critical element of executive compensation for attracting and retaining outstanding employees at all levels. The base salaries of our executive officers are reviewed by the Compensation Committee on the contract renewal date and adjusted from time to time to realign salaries with market levels, after taking into account individual responsibilities, performance, and experience. Base salaries are targeted for all executive officers at a level that is competitive with the base salaries offered by companies of similar size in our industry. Individual salaries take into account the individual’s performance, experience, and personal competencies.

There were no salary increases for the executive officers during the fiscal year ended June 30, 2015.

Annual Cash Bonuses

Due to the significant drop in the worldwide oil price sustained during the year, the Compensation Committee determined not to award annual cash bonuses for the 12 month period from January 1, 2015 to December 31, 2015.

As disclosed in our Proxy Statement for the fiscal year ended June 30, 2014, the Compensation Committee adopted a Short Term Bonus Plan for 2014 (the “2014 Plan”) pursuant to which the named executive officers became eligible for cash awards based on the performance of the Company for the 12 month period from January 1, 2014 to December 31, 2014. The Plan utilized the following performance targets during this period:

Metric	Target	Weighting

Production		30%

- Threshold (no bonus for production)	132,000 Barrels of Oil Equivalent (BOE)
- Target for payment of 50%	158,000 BOE (+20%)
- Stretch for payment of 100%	178,000 BOE (+35%)

The stretch target for this metric was met for the calendar year ended December 31, 2014 and $152,965 was paid to employees with respect to this target.

Reserves		30%

- Threshold (no bonus for reserves)	1,367 Thousands of Barrels of Oil Equivalent (MBOE)
- Target for payment of 50%	1,640 MBOE (+20%)
- Stretch for payment of 100%	1,845 MBOE (+35%)

The stretch target for this metric was met for the calendar year ended December 31, 2014 and $152,965 was paid to employees with respect to this target.

Discretionary	40%

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No bonus was awarded with respect to the discretionary portion of the 2014 Plan for the calendar year ended December 31, 2014.

The maximum cash bonus pool available to all employees of the Company from the 2014 Plan is $627,500. The short term incentive / base salary ratios for the eligible bonus payment are:

•	CEO	40%
•	Other Executives	35%
•	All others	25%

Under this ratio, the maximum bonus the CEO can earn is 40% of his base salary, or $160,000. The maximum bonus pool available to the remaining named executive officers would be approximately $420,000, and a maximum of $207,500 would be available for the Company’s other employees.

During the year ended June 30, 2014, $132,324 in bonuses was accrued and expensed, and during the year ended June 30, 2015, $173,606 was accrued and expensed, each in connection with the 2014 Plan. A total of $305,930 was paid during the fiscal year ended June 30, 2015 with respect to the calendar year 2014 Plan.

Equity-based Awards.

We believe that granting options to purchase ordinary shares and other equity incentive instruments, such as restricted stock, to our executive officers creates an ownership culture that encourages long–term performance. We also believe that such equity–based awards are a fair form of equity compensation because they align the recipient’s interests with those of our shareholders. We currently sponsor the Samson Oil & Gas Stock Option Plan which authorizes the issuance of options to directors, executive officers and other employees.

No equity based awards were made to any executive officers or other employees during the fiscal year ended June 30, 2015.

Perquisites and Other Compensation

We have provided, and intend to continue to maintain, relatively modest executive benefits and perquisites for our executive officers. The independent directors in their discretion may, however, elect to revise, amend or add to our executive officers’ benefits and perquisites if they deem it advisable to do so.

The Company maintains a health insurance plan and a 401(k) plan (including matching Company contributions), that are provided to all employees located in the United States. The Company is required by Australian law to contribute a portion of the gross income of any employee located in Australia to an approved superannuation fund. The Company contributes to the superannuation fund for Denis Rakich. The Company also pays life insurance premiums on behalf of its executive officers.

Risk Considerations

The Compensation Committee and management have reviewed our compensation policies and practices and believe they encourage prudent business decisions and do not create or encourage excessive risks or risk taking that is reasonably likely to result in a material adverse impact on the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers or employees have been or will be members of the Compensation Committee. The Company does not have any interlocking relationships between its executive officers and the Compensation Committee, nor has any such interlocking relationship existed in the past. Mr. Barr did not participate in deliberations concerning his own compensation as Managing Director, Chief Executive Officer and President.

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29 OCTOBER 2015

Compensation Committee Report

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of the Company, and, based on such review and discussion, have recommended to the Board inclusion of the Compensation Discussion and Analysis in this U.S. Proxy Statement and, through incorporation by reference from this U.S. Proxy Statement, the Company’s Annual Report on Form 10–K for the fiscal year ended June 30, 2015.

COMPENSATION COMMITTEE:*

Mr. Keith Skipper

Dr. Victor Rudenno

Dr. DeAnn Craig

* Mr. Eugene McColley resigned from the Board of Directors and the Compensation Committee on August 5, 2015 and did not participate in the preparation of the Compensation Discussion and Analysis set forth above.

Executive Officer Compensation in Fiscal Year Ended June 30, 2015

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by our principal executive officer, our principal financial officer, and our two other executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers as of June 30, 2015 (the “named executive officers”). Following Mr. Dan Gralla’s resignation from his position as the Vice President – Engineering on May 30, 2014, the Company does not have a fifth executive officer.

Name and Principal Position	Fiscal Year Ended June 30	Salary ($)(5)	Accrued Bonus ($)(5)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)(4)(5)	Total ($)(5)
Terence M. Barr	2015	400,000	62,260	(2)	–	–		–	28,887	491,147
Managing	2014	400,000	33,740	(1)	–	–		–	21,714	455,454
Director,	2013	400,000	–		–	–		–	27,924	427,924
Chief Executive Officer and President

Robyn Lamont	2015	242,000	32,959	(2)	–	–		–	35,867	310,826
Chief Financial	2014	242,000	17,861	(1)	–	–		–	32,999	292,860
Officer	2013	242,000	–		–	31,043	(3)	–	30,863	303,906

David Ninke	2015	276,716	37,688	(2)	–	–		–	33,628	348,032
Vice President–	2014	276,716	20,423	(1)	–	–		–	30,952	328,091
Exploration	2013	276,716	–		–	31,043	(3)	–	32,556	340,315

Denis Rakich	2015	149,037	9,276	(2)	–	–		–	15,088	173,401
Secretary	2014	163,350	5,812	(1)	–	–		–	12,208	181,370
	2013	127,332	–		–	22,174	(3)	–	12,674	162,180

(1)	This represents the portion of the bonus for the calendar year ended December 31, 2014 expensed during the fiscal year ended June 30, 2014.
(2)	This represents the portion of the bonus for the calendar year ended December 31, 2014 expensed during the fiscal year ended June 30, 2015. This bonus, including the bonus accrued during the fiscal year ended June 30, 2014 was paid during the current year.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

(3)	This value represents the portion of the expense recognized during the applicable year.
(4)	The amounts for 2015 entitled “All Other Compensation” are detailed in the following table.
(5)	Any amounts paid in Australian dollars have been converted to US dollars based on the average rate for the year ended June 30, 2013, 2014 and 2015 as appropriate.

Name	Qualified Retirement Plan Employer Match ($)(1)		Premium Towards Health Insurance Plans ($)(1)	Automobile Running Costs ($)(1)

Terence Barr	17,750		7,467	3,670
Robyn Lamont	17,750		13,242	4,875
David Ninke	17,750		14,117	1,761
Denis Rakich	15,088	(2)	-	-

(1) Any amounts paid in Australian dollars have been converted to US dollars based on the average rate for the year ended June 30, 2015.

(2) Australian law superannuation contributions made by the Company.

Grants of Plan–Based Awards

No grants of plan-based awards were made in the fiscal year ended June 30, 2015.

Outstanding Equity Awards

There are no outstanding stock options, stock that has not vested or other equity incentive plan awards held by our named executive officers as of June 30, 2015. All stock options held by our named executives expired unexercised on December 31, 2014 (October 31, 2014 with respect to the options held by Mr. Barr).

Option Exercises and Stock Vested

During the fiscal year ended June 30, 2015, no stock options, restricted stock or other similar instruments vested or were exercised by our named executive officers.

Pension Benefits

We do not have any tax–qualified defined benefit plans or supplemental executive retirement plans that provide for payments or other benefits to our executive officers in connection with their retirement.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

We do not have any non–qualified defined contribution plan or other deferred compensation plans that provide for payments or other benefits to our executive officers.

Potential Payments upon Termination or Change in Control

The table below reflects estimated amounts of compensation payable by us to each of our executive officers (except for Mr. Rakich who does not have an employment agreement with the Company) upon their termination of employment with us. The actual amounts to be paid out can only be determined at the time of such executive officer’s termination. Regardless of the manner in which an executive officer terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

•	accrued salary;
•	ordinary share options awarded, to the extent vested;
•	any amounts payable pursuant to the terms of company plans and policies (e.g. incentive compensation plan, unused vacation pay, any distributions due under health or disability insurance plans);
•	reimbursement of expenses incurred prior to the date of termination; and
•	amounts contributed and vested under our 401(k) plan.

If an executive officer’s employment is terminated without cause, or for death or disability, then we will also pay the executive officer an amount equal to his or her total salary for the difference between the 90 days’ notice of termination (12 months for Mr. Barr) that is required by each employment agreement, and the actual notice given by the Company, subject to all appropriate withholdings and deductions. A “resignation with good reason” of an executive officer is treated the same as a termination without cause by the Company. A change in compensation or benefits not permitted under the employment agreement, including a failure to have a cash bonus plan in place, can be the basis for a resignation with good reason under the employment agreements.

For executive officers whose employment agreement contains a change in control provision, if there is a change in control of the Company at any time during the term of the employment agreement, whether before or after any notice of termination without cause, then the executive officer shall be entitled to receive notice of the effective date of termination 12 months prior to such date. If there is a change in control during the term of the employment agreement and the Company provides executive officer with a notice of termination that is less than the change in control notice period, then the severance payments shall be based on the difference between the change in control notice period and the actual notice given by the Company. Such payments will be lump sum payments payable upon the employee entering into a release agreement satisfactory to the Company. In accordance with Australian legal requirements, Mr. Barr’s employment agreement does not provide for any severance payments upon a change in control.

A “change in control” is generally deemed to occur under the employment agreements if (i) any person, entity or group becomes the beneficial owner, directly or indirectly, of 50.1% or more of the voting securities of the Company; or (ii) as a result of, or in connection with, any tender offer, exchange offer, merger, business combination, sale of assets or contested election of directors, the persons who were directors of the Company immediately before such a transaction no longer constitute a majority of the directors of the Company; or (iii) the Company is merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 50.1% of the outstanding voting securities of the surviving corporation or entity is then owned in the aggregate by the former shareholders of the Company; or (iv) the Company transfers all or substantially all of its assets to another company which is not a wholly owned subsidiary of the Company.

The following table shows the potential payments upon termination of employment of our executive officers as of June 30, 2015. For the purposes of this table, it is assumed that the terminated employee receives the maximum payment under his or her employment agreement with the Company. A termination “Without Cause” also includes a termination for “Good Reason,” as defined in each executive officer’s employment agreement.

Name	Termination Event	Cash Severance Payment ($)	Accelerated Vesting ($)	Continuation of Additional Benefits ($)	Total ($)
Terence M. Barr	Voluntary or For Cause:	–	–	–	–
	Without Cause:	440,000	–	6,542	446,542
	Disability:	440,000	–	–	440,000
	Death:	440,000	–	–	440,000
	Change in Control:	–	–	–	–

Robyn Lamont	Voluntary or For Cause:	–	–	–	–
	Without Cause:	60,500	–	6,143	66,643
	Disability:	60,500	–	6,143	66,643
	Death:	60,500	–	–	60,500
	Change in Control:	242,000	–	24,573	266,573

David Ninke	Voluntary or For Cause:	–	–	–	–
	Without Cause:	69,179	–	6,494	75,673
	Disability:	69,179	–	6,494	75,673
	Death:	69,179	–	–	69,179
	Change in Control:	276,717	–	25,977	302,694

Denis Rakich	Voluntary or For Cause:	–	–	–	–
	Without Cause:	–	–	–	–
	Disability:	–	–	–	–
	Death:	–	–	–	–
	Change in Control:	–	–	–	–

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

Director Compensation in 2015

Each member of the Board based in Australia received A$80,000 per annum. Each member of the Board based in the United States of America received US$80,000 per annum. The chairman of the Board received an additional A$25,000 per annum. Mr. Rudenno is currently serving as the chairman of the Board. The U.S. dollar amounts are in the table directly below. Mr. Barr receives no additional compensation for serving as a director.

Director Summary Compensation Table

The following table summarizes the compensation we paid to our non–employee directors during fiscal year ended June 30, 2015.

				Australian
				superannuation
	Fees Earned			contributions
	or Paid	Stock	Option	made by the
	in Cash	Awards	Awards	Company	Total
Name	($)(1)	($)	($)	($)	($)(1)
Victor Rudenno	88,011	-	-	-	88,011
Keith Skipper	67,056	-	-	-	67,056
DeAnn Craig	80,000	-	-	-	80,000
Eugene McColley(2)	80,000	-	-	-	80,000

(1) Any amounts paid in Australian dollars have been converted to US dollars based on the average rate for the year ended June 30, 2015.

(2) Mr. Eugene McColley resigned from the Board of Directors on August 5, 2015.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes the securities authorized for issuance under the Company’s equity compensation plans as of June 30, 2015.

Plan Category	(a) Ordinary Shares to be Issued Upon Exercise of Outstanding Options	(b) Weighted-average Exercise Price of Outstanding Options ($)	(c) Ordinary Shares Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by our stockholders	-	-	-
Equity compensation plans not approved by our stockholders	8,000,000	$0.09	-

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

Under the Company’s Stock Option Plan, and in accordance with Australian law, the Company’s constitution, and the listing rules of the ASX, the Board or an authorized committee of the Board may from time to time grant options, determine the exercise price per share of any option grant, and determine the amount, intervals, and terms upon which each option shall become exercisable. The Board may from time to time amend, suspend or terminate the Stock Option Plan.

policy regarding related person Transactions

The Audit Committee has adopted a written policy regarding the review and approval of transactions between us and any “related person.”  Pursuant to the Audit Committee charter, the Audit Committee must review any transaction involving the Company and any related party at least once a year or upon any significant change in the transaction or relationship. The Committee shall also oversee any related party transactions. For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S–K, as it may be amended from time to time.

There have been no transactions between the Company and any related person since July 1, 2013 which were required to be disclosed in accordance with SEC regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended June 30, 2015.

CORPORATE GOVERNANCE

General

Our business is managed under the direction of the Board. In connection with its oversight of our operations and governance, the Board has adopted, among other things, the following:

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues; and
•	charters of the Audit Committee and Compensation Committee of the Board.

Each of these documents can be viewed on our website at www.samsonoilandgas.com. We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics in the manner required by SEC and NYSE MKT rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Samson Oil & Gas Limited, 1331 17th Street, Suite 710, Denver, Colorado 80202.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. The Board held 10 meetings during the fiscal year ended June 30, 2015 and acted 8 times by written consent. No director, during his period of service in this fiscal year, attended fewer than 75% of the total number of meetings of the Board and committees on which he served. Directors attend the Annual General Meeting when it is felt the cost of travel to the meeting is justified. Last year, all directors attended the 2014 Annual General Meeting.

Board Leadership Structure and Risk Management

Dr. Rudenno serves as our Chairman of the Board and our lead independent director. His duties in that role include presiding at executive sessions of the independent directors, reviewing agendas for board meetings, reviewing with the Managing Director, Chief Executive Officer and President his annual goals and objectives, and consulting with the Board regarding its evaluation of the performance of the Managing Director, Chief Executive Officer and President. The Board believes that Dr. Rudenno’s strong leadership as lead independent director, together with the Board’s supermajority of independent directors and other aspects of its governance, provides appropriate independent oversight to Board decisions.

Mr. Barr currently serves as our Managing Director, Chief Executive Officer and President. Each of our directors other than Mr. Barr is an independent director under the rules of the NYSE MKT. Mr. Barr has served as Managing Director, Chief Executive Officer and President since January 2005. Accordingly, the Board believes that he is uniquely qualified to be the person who typically sets the agenda for, and leads discussions of, strategic issues for the Company.

The Board oversees the risks involved in the Company’s operations as part of its overall oversight function, integrating risk management into the Company’s overall compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. The independent directors of the Board consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Board Committees

The composition and primary responsibilities of the Audit Committee and the Compensation Committee are described below.

The Audit Committee currently consists of Mr. Skipper and Drs. Craig and Rudenno, with Dr. Craig acting as Chairman until June 30, 2015. Dr Rudenno took over as Chair of the Audit Committee effective July 1, 2015. Mr. Eugene McColley resigned from the Board of Directors and the Audit Committee on August 5, 2015. The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Board has determined that Dr. Rudenno qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S–K and that each member of the committee is independent under applicable NYSE MKT and SEC rules. See “Resolution 1—Election of Director—Board of Directors” for a summary of the business experience of each member of the committee. During the fiscal year ended June 30, 2015, the Audit Committee held four meetings and acted nil times by written consent.

The Compensation Committee currently consists of Mr. Skipper and Drs. Rudennno and Craig, with Mr. Skipper acting as Chairman. Mr. Eugene McColley resigned from the Board of Directors and the Compensation Committee on August 5, 2015. The purpose of the Committee is to (i) discharge the Board’s responsibilities relating to the compensation of Samson’s executive officers and directors, (ii) review and discuss with management the Compensation Discussion and Analysis to be included in the U.S. Proxy Statement and Annual Report on Form 10–K and (iii) prepare the Compensation Committee Report required by Securities and Exchange Commission rules for inclusion in Samson’s annual report and U.S. Proxy Statement in order to recommend that the Compensation Discussion and Analysis be included in such U.S. Proxy Statement and annual report. The Board has determined that each member of the committee is (i) independent under applicable NYSE MKT rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). During the fiscal year ended June 30, 2015, the Compensation Committee held six meetings and acted nil times by written consent. The Compensation and Audit Committees also communicate frequently by email.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

The Committee shall endeavor to ensure that compensation programs are designed to encourage high performance, promote accountability and align the affected employees’ interests with those of the Company’s shareholders.

Due to the Company’s small size and limited number of directors and officers, the Company does not have a nominating committee at present, although the Board has adopted a charter for a Corporate Governance and Nominating Committee of the Board if one is formally established. The three independent directors perform certain functions of a nominating committee; in particular, the independent directors: (i) oversee compliance by Samson, the Board and its committees with corporate governance principles; (ii) advise the Board with respect to the structure and composition of committees of the Board, (iii) are responsible for overseeing the annual review of the Board’s performance, (iv) recommend the compensation of the Company’s directors, and (v) address related matters. The full Board votes when selecting Board nominees. The Board believes it is able to adequately perform the responsibilities of a nominating committee at this time.

The Board does not have a formal policy with respect to the consideration of diversity when assessing directors and directorial candidates, but considers diversity as part of its overall assessment of the board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

The Board does not currently have a policy or specified procedures in place pursuant to which security holders may recommend nominees to the Board of Directors. We believe that the Board of Directors can appropriately consider and respond to shareholder nominations.

Director Independence

The Board has determined that, other than Mr. Barr, each member of the Board is independent under NYSE MKT rules. Pursuant to these rules “independent director” means a person other than an executive officer or employee of the Company. No director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, there are a number of specific criteria that would disqualify a director from being considered independent, none of which apply to the Company’s three independent directors.

Managing Director

The Company’s constitution enables the Board to appoint one or more managing directors. The Board may delegate any of the powers of the Board to a managing director, as permitted by applicable law. The Board may remove the managing director from the office of managing director at any time. The company’s constitution exempts the managing director from retiring by rotation with the rest of the members of the Board, and the managing director is therefore never up for election at any Annual General Meeting.

Non–Management Sessions

The Board meets in executive session without management as it deems necessary. In addition, all three independent members of the Board are members of the Compensation Committee and Audit Committee. Therefore, every time these committees meet, the Board is holding meetings in executive session.

NOTICE OF ANNUAL GENERAL MEETING
29 OCTOBER 2015

Communicating with the Board of Directors

Interested parties may direct correspondence to the Board or to any individual director by mail to the following address: Samson Oil & Gas Limited, Attn: Chairman, Board of Directors, 1331 17th Street, Suite 710, Denver, Colorado 80202.

Communications should indicate (i) the type and amount of Samson securities held by the person submitting the communication, if any, and/or the nature of the person’s other interest in Samson, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e–mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

other matters

Proposals by Holders of Ordinary Shares and Holders of ADSs

Any proposal that a holder of ordinary shares or ADSs wishes to include in proxy materials for our 2016 Annual General Meeting of shareholders pursuant to SEC Rule 14a–8 must be received no later than Monday, June 13, 2016 and must be submitted in compliance with the rule. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. Proposals should be directed to Samson Oil & Gas Limited, Attn: Secretary, Level 16, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000.

Pursuant to SEC Rule 14a–4(c)(1), if our Secretary receives any shareholder proposal at the address listed above after Thursday, August 25, 2016 that is intended to be presented at the 2016 Annual General Meeting without inclusion in the U.S. Proxy Statement for the meeting, all proxies will have discretionary authority to vote on such proposal.

Notwithstanding the foregoing, any nomination for director that a shareholder wishes to propose for consideration at the 2016 Annual General Meeting of shareholders, but does not seek to include in our U.S. Proxy Statement under applicable SEC rules, must be received at our principal executive offices no later than 30 business days before the 2016 Annual General Meeting pursuant to Section 3.5 of the Company’s constitution. Section 3.5 of our Constitution also requires that the Company receive a consent to act as a director signed by the person who is nominated at least 30 business days before the 2016 Annual General Meeting. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise proceed pursuant to the Company’s constitution and the Corporations Act 2001.

By order of the Board of Directors,

/s/ Denis Rakich
Secretary

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the Securities and Exchange Commission (including exhibits) will be provided at no charge to any stockholder entitled to vote at the Annual Meeting by written request to: Samson Oil & Gas Limited, 1331 17th Street, Suite 710, Denver, Colorado 80202.

DIRECTORS’ REPORT

30 June 2015

EXHIBIT A
Remuneration Report

The remuneration report is set out under the following headings:

A	Key management personnel disclosed in this report
B	Principles used to determine the nature and amount of remuneration
C	Details of remuneration
D	Service agreements
E	Equity instruments held by key management personnel
F	Loans to key management personnel
G	Company performance

The information provided in this remuneration report has been audited as required by section 308 (3C) of the Corporations Act 2001.

A Key management personnel disclosed in this report

For the purposes of this report, Key Management Personnel (KMP) of the Consolidated Entity are defined as those persons having authority and responsibility for planning, directing and controlling the major activities of the Company and the Consolidated Entity, directly or indirectly, including any director (whether executive or otherwise) of the Parent Company.

For the purposes of this report, the term “executive” encompasses the Chief Executive Officer, Company Secretary, Chief Financial Officer, Vice President – Exploration and Vice President - Engineering. There are no further employees employed by either the Company or its subsidiaries who meet the definition of executive, therefore only the five executives detailed above are included in this report. During the year and as at the date of this report, unless stated otherwise, the key management personnel were:

Terry Barr	Managing Director
Victor Rudenno	Non-executive Director, Chairman
Keith Skipper	Non-executive Director
DeAnn Craig	Non-executive Director
Eugene McColley	Non-executive Director (resigned effective 5 August 2015)

Denis Rakich	Company Secretary
Robyn Lamont	Chief Financial Officer
David Ninke	Vice President – Exploration

B	Principles used to determine the nature and amount of remuneration

The objective of the Consolidated Entity’s executive reward framework is to ensure reward for performance is competitive and appropriate for the results delivered. The performance of the Company depends upon the quality of its Directors and executives. To be successful and maximise shareholder wealth, the Company must attract, motivate and retain highly skilled Directors and executives.

Remuneration packages applicable to the executive Directors, senior executives and non-executive Directors are established with due regard to:

•	Performance against set goals
•	Ability to attract and retain qualified and experienced Directors and senior executives.

The Company has formed a Compensation Committee. Dr DeAnn Craig, Dr Victor Rudenno, Mr Eugene McColley (prior to his resignation) and Mr Keith Skipper are the current members of the Compensation Committee. The Compensation Committee is responsible for determining and reviewing compensation arrangements for Directors and executives. The Committee assesses the appropriateness of the nature and amount of remuneration of Directors and executives on a periodic basis by reference to relevant employment market conditions with the overall objective of ensuring maximum stakeholder benefit from the retention of a high quality Board and executive team.

DIRECTORS’ REPORT

30 June 2015

Executive Remuneration

The Company aims to reward executives with a level and mix of remuneration commensurate with their position and responsibilities within the Company and so as to:

•	Align the interests of executives with those of shareholders;
•	Link reward with strategic goals and performance of the Company; and
•	Ensure total remuneration is competitive by market standards.

Base pay for executives is reviewed on the contract renewal date to ensure the base pay is set to reflect the market for a comparable role. There are no guaranteed base pay increases included in any executives’ contracts.

Remuneration consists of fixed remuneration and remuneration incentives in the form of options issued in the Company.

The level of fixed remuneration is reviewed annually by the Board having due regard to performance against goals set for the year and relevant comparative information. The Board has access to external advice independent of management if required. During the year ended 30 June 2014 the Board sought advice from Denver Compensation and Benefits LLC in regards to the remuneration, including cash compensation and short and long term incentives for employees of the Consolidated Entity. No external advice was sought during the year ended 30 June 2015.

Non-executive Director Remuneration

Fees and payments to non-executive Directors reflect the demands which are made on, and the responsibilities of, the Directors. Non-executive Directors’ fees and payments are reviewed annually by the board. The Chair’s fees are determined independently of the other non-executive Directors. The Chair is not present at any discussions relating to determination of his own remuneration.

The ASX Listing Rules specify that the aggregate remuneration of non-executive Directors shall be determined from time to time by a general meeting. An amount not exceeding the amount determined is then divided between Directors as agreed. The latest determination was at the Annual General Meeting held on 18 November 2010 when shareholders approved an aggregate remuneration of A$500,000 per annum. The amount of aggregate remuneration sought to be approved by shareholders and the manner in which it is apportioned amongst Directors is reviewed annually.

Non-executive Directors are encouraged by the Board to hold shares in the Company (purchased by Directors on market). It is considered good governance for Directors to have a stake in the Company on whose Board they sit.

Remuneration Incentives

The Company does not have a policy in place limiting the Directors exposure to risk in relation to the Company’s options.

The remuneration of non-executive Directors for the year ended 30 June 2015 and 2014 is detailed in Table 1 and Table 2 of this report.

Remuneration Incentives

Directors’ remuneration is not linked to either long term or short term incentives. The Board feels that the expiry date and exercise price of the options issued to the Directors in the current and prior years are sufficient to align the goals of the Directors and executives with those of the shareholders to maximise shareholder wealth. There are no performance criteria or service conditions attached to options issued to Directors.

Vesting conditions are attached to options that are issued to executives and employees.

Bonus plan for calendar year ended 31 December 2013

For the calendar year ended 31 December 2013, the payment of a bonus will be at the discretion of the Board of Directors. Payment of a bonus will only be payable if the Consolidated Entity’s operations are cash flow positive for the December quarter 2013. Cash flow has been defined by the Compensation Committee as all revenue including interest less all costs including interest. Costs will also exclude all exploration and development expenditure for the period after deduction of all administrative costs associated with these expenditures.

DIRECTORS’ REPORT
30 June 2015

While the size of the bonus plan will be at the discretion of the Board, it may not be larger than 20% of the net cash balance after debt servicing as at 31 December 2013 and no greater than $1.2m. No bonus expense was accrued as at 30 June 2013 and no bonus was paid under this plan.

Bonus plan for calendar year ended 31 December 2014

For the calendar year ended 31 December 2014, the following goals have been established for the payment of a bonus:

Metric	Weight	Threshold	Target	Stretch
Production	30%	132,000	158,000	178,000
Reserves	30%	1367 MBOE	1640 MBOE	1845 MBOE
Discretionary	40%

For the period ended 30 June 2014, $132,324 has been accrued in relation to this bonus. During the year ended 30 June 2015, a further $178,421 was expensed in relation to this bonus as both stretch targets were meet. No discretionary piece was paid.

Bonus plan for calendar year ended 31 December 2015

The Compensation Committee agreed not to put a bonus plan in place for the calendar year ended 31 December 2015.

C	Details of Remuneration

Amounts of remuneration

Details of remuneration of the Directors and executives of the Company and Consolidated Entity in accordance with the requirements of the Corporations Act 2001 and its Regulations are set out in the following tables.

DIRECTORS’ REPORT
30 June 2015

Table 1: Key Management Personnel compensation for the year ended 30 June 2015

	Short Term				Post Employment	Share-based Payments		Total	Total Performance Related
	Salary &	Bonus	Non-monetary	Accrued	Super	Options	Ordinary
	Fees	Paid	Benefits	Bonus	-annuation		Shares
	$	$	$	$	$	$	$	$	%
Directors
T.Barr	400,000	62,260	3,670	-	17,750	-	-	483,680	12.9%
D. Craig	80,000	-	-	-	-	-	-	80,000	0.0%
K. Skipper	67,056	-	-	-	-	-	-	67,056	0.0%
V. Rudenno	88,011	-	-	-	-	-	-	88,011	0.0%
E. McColley	80,000	-	-	-	-	-	-	80,000	0.0%

Executives
D. Rakich	98,561	9,276	-	-	15,088	-	-	122,925	7.5%
R. Lamont	242,000	32,959	4,875	-	17,750	-	-	297,584	11.1%
D. Ninke	276,716	37,688	1,761	-	17,750	-	-	333,915	11.3%
	1,332,344	142,183	10,306	-	68,338	-	-	1,553,171

The bonus paid represents the amount of the bonus expensed for the year ended 30 June 2015, with respect to the bonus applicable for the calendar year ended 31 December 2014. A portion of the bonus was accrued and expensed during the year ended 30 June 2014, however was only paid during the year ended 30 June 2015, along with the portion expensed for the year ended 30 June 2015. All key management personnel earned 60% of the maximum bonus payable and forfeited the remaining 40%.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT
30 June 2015

Table 2: Key Management Personnel compensation for the years ended 30 June 2014

	Short Term				Post Employment	Share-based Payments		Total	Total Performance Related
	Salary &	Bonus	Non-monetary	Accrued	Super	Options	Ordinary
	Fees	Paid	Benefits	Bonus	-annuation		Shares
	$	$	$	$	$	$	$	$	%
Directors
T.Barr	400,000	-	3,470	33,740	8,750	-	-	445,960	7.6%
D.Craig	74,837	-	-	-	-	-	-	74,837	0.0%
K. Skipper	73,480	-	-	-	-	-	-	73,480	0.0%
V. Rudenno	96,443	-	-	-	-	-	-	96,443	0.0%
E. McColley*	56,508	-	-	-	-	80,989	-	137,497	58.9%

Executives
D. Rakich[1]	163,350	-	-	5,812	12,208	-	-	181,370	3.2%
R. Lamont[1]	242,000	-	5,850	17,861	15,000	-	-	280,711	6.4%
D. Ninke[1]	276,716	-	2,878	20,423	15,000	-	-	315,017	6.5%
D. Gralla*	240,502	-	1,590	-	13,541	-	-	255,633	0.0%
	1,623,836	-	13,788	77,836	64,499	80,989	-	1,860,948

The accrued bonus represents the amount of bonus that was expensed during the year ended 30 June 2014 for the bonus for the calendar year ended 31 December 2014.

* Mr McColley was appointed 3 October 2014.

* Mr Gralla resigned effective 31 May 2014.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Table 3 Compensation options: Granted and vested during the year (Consolidated) – in Australian Dollars

No compensation options were granted during the year.

D	Service Agreements

It is the Board’s policy that employment contracts are only entered into with the managing director and senior executives. As such contracts have been entered into for Mr. Barr, Mr. Gralla, Mr. Ninke and Ms Lamont. Details of these contracts are included below.

Mr. Barr – Chief Executive Officer

Effective 1 January 2011, Mr Barr has been retained by the Company to act as the Company’s President, Managing Director and Chief Executive officer for a period of three years with an option to extend the contract for an additional three years at the mutual agreement of both the Company and the employee. In January 2014, his contract was extended for an additional 2 years. As of 1 January 2014, the contract allows for total compensation of $454,700 (cash and non cash benefits).

Mr. Ninke – Vice President Exploration

Effective 1 January 2011, Mr Ninke has been retained by the Company to act as Vice President - Exploration for a period of three years with an option to extend the contract for an additional three years. In January 2014, Mr Ninke’s contract was extended for three years at the mutual agreement of both the Company and the employee. As of 1 January 2014, the contract allows for total compensation of $301,417 (cash and non cash benefits). Mr Ninke also retains the right to receive a 1% revenue royalty from production from prospects identified and recommended prior to 31 March 2011, being the Diamondback prospect. This prospect has yet to be drilled.

Ms Lamont – Chief Financial Officer

Effective 1 January 2011, Ms Lamont has been retained by the Company to act as the Vice President – Finance and Chief Financial Officer for a period of three years with an option to extend the contract for an additional three years at the mutual agreement of both the Company and the employee. In January 2014, Ms Lamont’s contract was extended for an additional three years. As of 1 January 2014, the contract allows for total compensation of $266,700 (cash and non cash benefits).

E	Equity instruments held by key management personnel
(i)	Option holdings of key management personnel
(ii)	Shares issued on exercise of options
(iii)	Shareholding of key management personnel

(i)	Option holdings of key management personnel

30 June 2015	Balance at beginning of period 1 July 2014	Exercised during the year	Expired during the year	Granted as compensation	Other	Balance at end of period 30 June 2015	Options vested at 30 June 2015
Directors
D.Craig	4,000,000	-	-	-	-	4,000,000	4,000,000
T. Barr	10,802,938	-	(10,000,000)	-	-	802,938	802,938
V. Rudenno	6,542,241	-	(6,000,000)	-	-	542,241	542,241
K. Skipper	6,080,000	-	(6,000,000)	-	-	80,000	80,000
E. McColley	4,801,001	-	-	-	-	4,801,001	4,801,001
Executives
D. Rakich	5,000,000	-	(5,000,000)	-	-	-	-
R. Lamont	7,000,000	-	(7,000,000)	-	-	-	-
D. Ninke	7,000,000	-	(7,000,000)	-	-	-	-
Total	51,226,180	-	(41,000,000)	-	-	10,226,180	10,226,180

DIRECTORS’ REPORT

30 June 2015

(ii)	Shares issued on exercise of options

No directors or executive options were exercised during the year ended 30 June 2015 (2014: nil)

(iii)	Shareholdings of key management personnel

30 June 2015	Balance at beginning of period 1 July 2014	Granted as compensation	On exercise of options	Net change other	Balance at end of period 30 June 2015
Directors
D. Craig	280,000	-	-	-	280,000
T. Barr	14,546,446	-	-	-	14,546,446
V. Rudenno	5,892,105	-	-	-	5,892,105
K. Skipper	936,502	-	-	-	936,502
E. McColley	8,402,500	-	-	(6,400,000)	2,002,500
Executives
D. Rakich	-	-	-	-	-
R. Lamont	2,472,038	-	-	-	2,472,038
D. Ninke	2,112,624	-	-	(224)	2,112,400
	34,642,215	-	-	(6,400,224)	28,241,991

All equity transactions with key management personnel other than those arising from the exercise of compensation options have been entered into under terms and conditions no more favourable than those the Consolidated Entity would have adopted if dealing at arm’s length.

In the tables above “Net Change Other” for E. McColley represents sales of shares by a company associated with Mr McColley through a blind trust that Mr McColley has no control over. D.Ninke holds his ordinary shares in the form of an American Depositary Receipt (“ADR’s”) in the United States. The ratio of ordinary shares to ADR’s changed during the year from 20:1 to 200:1 and as a result Mr Ninke’s shareholding decreased slightly.

F	Loans to key management personnel

No loans have been granted to key management personnel during the current or prior year.

G	Other transactions and balances with key management personnel

There were no transactions with key management personnel or their related parties during the current or prior year other than those mentioned above.

H	Company Performance – Graph needs to be updated

The Company’s performance is reflected in the movement in the Company’s earnings/(loss) per share (EPS) over time. The graph below shows Samson Oil & Gas Limited’s basic EPS history for the past five years, including the current period as well as the average share price quoted from the ASX.

EPS for the years ended 30 June 2015, 2014, 2013, 2012 and 2011 has been measured based on the net (loss)/profit as calculated by the application of Australian Accounting Standards.

DIRECTORS’ REPORT

30 June 2015

PROXY FORM

The Secretary

Samson Oil & Gas Limited

Level 16, AMP Building

140 St Georges Terrace

PERTH WA 6000

I/We _______________________________________________ (Full Name – Block Letters)

of __________________________________________________ being a member of Samson Oil & Gas Limited hereby appoint _______________________ to exercise _________% of my/our voting rights

(Name of 1st Proxy)

______________________________ to exercise _________% of my/our voting rights

(2nd Proxy - Optional)

or in his/her absence, the Chairman of the meeting as my/our proxy/proxies to vote on my/our behalf at the General Meeting of the Company to be held at 11.00am on Thursday, 29 October 2015 and at any adjournment thereof.

The Chairman of the meeting will act as your proxy if you do not appoint someone. It is the Chairman’s intention to exercise all undirected proxies in favour of resolutions 1, 2 and 4. It is the Chairman’s intention to exercise all undirected proxies against resolution 3, should this resolution be put to the meeting.

If the Chairman is appointed as your proxy (either expressly or by default) and you do not wish to direct your proxy how to vote, please place a mark in this box ☐

By marking the box above you acknowledge that if you have appointed the Chairman as your proxy (either expressly or by default):

(1)	he may exercise the undirected proxy even if he has an interest in the outcome of resolution 4 and votes cast by him other than as proxy would be disregarded because of that interest; and

(2)	he is expressly authorised to exercise the undirected proxy in respect of resolutions 2 and 3 in the manner described above even though resolution 2 is connected with the remuneration of a member of the Key Management Personnel and resolution 3 may result in the convening of the Spill Meeting and Directors (including the Chairman) ceasing to hold office immediately prior to that meeting.

If you do not mark the box above, and you have not directed your proxy how to vote, then in respect of resolution 2 the Chairman will not cast your votes and your votes will not be counted in calculating the required majority if a poll is called on those resolutions.

	RESOLUTIONS	FOR	AGAINST	ABSTAIN

1	To re-elect Mr Keith Skipper as a director	☐	☐	☐

2	Adoption of the Remuneration Report	☐	☐	☐

3	Spill Resolution	☐	☐	☐

4	Advisory Vote on “Named Executive Officer” Compensation	☐	☐	☐

Dated this ______________________ day of ___________________ 2015.

____________________________________________________

Signature of Member signature of Joint Member

or if a company:

THE COMMON SEAL OF ____________________________ )

was affixed in the presence of, ) And the sealing is attested by:  )

_______________________________________________

Secretary Director

INSTRUCTIONS FOR APPOINTMENT OF PROXY

(1)	A member entitled to attend and vote at the meeting is entitled to appoint not more than two proxies.

(2)	Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member's voting rights. If that proportion is not specified, each proxy may exercise one-half of the member’s voting rights.

(3)	A proxy need not be a member of the Company.

Forms to appoint proxies and the Power of Attorney (if any) under which it is signed or an office copy or notarially certified copy thereof must be deposited with the Company at the registered office, Level 16, AMP Building, 140 St Georges Terrace, Perth, or faxed to the Company (Fax No: (08) 9220 9820 and for overseas shareholders: 618 9220 9820, not less than 48 hours before the time for holding the meeting. A proxy presented by a company should be under the Common Seal of that company.